Exhibit 2

BIOMIRA INC.

MATERIAL CHANGE REPORT

1.	Name and Address of Company

Biomira Inc. (“Biomira” or the “Company”)
2011 - 94 Street
Edmonton, Alberta  T6N 1H1

2.	Date of Material Change

December 5, 2007

3.	News Release

Biomira issued a news release on Canada News Wire on December 5, 2007.

4.	Summary of Material Change

On December 5, 2007, Biomira announced that the Alberta Court of Queen’s Bench issued a Final Order approving the plan of arrangement under which the Company will move to the United States and change its name to Oncothyreon Inc. (“Oncothyreon”).  Biomira also announced that the Board of Directors, upon review of the shareholder vote and other pertinent matters, voted unanimously on December 4, 2007 to proceed with the plan of arrangement.

5.	Full Description of Material Change

On December 5, 2007, Biomira announced that the Alberta Court of Queen’s Bench issued a Final Order approving the plan of arrangement under which the Company will move to the United States and change its name to Oncothyreon Inc. (“Oncothyreon”).  Biomira also announced that the Board of Directors, upon review of the shareholder vote and other pertinent matters, voted unanimously on December 4, 2007 to proceed with the plan of arrangement.

Biomira intends to file articles of arrangement to effect the plan of arrangement on or about December 10, 2007, and to commence trading as Oncothyreon on the Nasdaq National Market under the symbol “ONTY” and on the Toronto Stock Exchange under the symbol “ONY” shortly thereafter.  Letters of transmittal are expected to be mailed to registered shareholders commencing December 5, 2007.

Upon completion of the plan of arrangement, Oncothyreon will become the parent corporation of the successor corporation of the current Biomira and its subsidiaries.  Holders of common shares of Biomira will receive one-sixth of a share of common stock of Oncothyreon in exchange for each common share of Biomira.  Oncothyreon intends to establish its headquarters in or near Seattle, Washington.

6.	Reliance on subsection 7.1(2) or (3) of National Instrument 51-102

Not applicable.

7.	Omitted Information

None.

8.	Executive Officer

The name and business telephone number of an executive officer of Biomira who is knowledgeable about this material change and this report and who may be contacted in connection with this report is:

Edward A. Taylor
Vice-President Finance & Administration
Biomira Inc.
2011 - 94 Street
Edmonton, Alberta  T6N 1H1
Telephone:    (780) 450-3761

9.	Date of Report

December 6, 2007

BIOMIRA INC.

By:	/s/ “Edward A. Taylor”
Edward A. Taylor
Vice-President Finance & Administration